Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

INNO HOLDINGS INC.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1) (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.01 per share	457(o)	-	-	$100,000,000	0.00011020	$11,020
	Total Offering Amounts					$100,000,000		$11,020
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$11,020

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares of our common stock which the underwriters have the option to purchase to cover over-allotments.